Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-130480

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common stock, par value $0.01 per share	207,050	$13.97	$2,892,488.50	$113.68

(1)	This number, taken together with the 7,246,375 shares of common stock registered pursuant to the prospectus supplement dated January 11, 2008, represents the maximum number of shares of the Registrant’s common stock that the Registrant expects could be issuable upon exchange of the 4.60% Exchangeable Senior Notes due 2027 of Sunstone Hotel Partnership, LLC (the “Notes”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon exchange of the Notes as a result of stock splits, stock dividends or similar transactions. No additional consideration will be received for such common stock, and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(2)	The price is estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and is $13.97, the average of the high and low prices of Sunstone Hotel Investors, Inc.’s common stock as reported by the New York Stock Exchange on August 12, 2008.

(3)	Calculated in accordance with Rule 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT No. 6

(To prospectus dated December 19, 2005,

as supplemented by the Prospectus Supplements

dated January 11, 2008, February 8, 2008,

April 21, 2008, May 12, 2008 and July 16, 2008)

207,050 Shares

Sunstone Hotel Investors, Inc.

Common Stock

This prospectus supplement no. 6 supplements and amends the prospectus dated December 19, 2005 (as supplemented by the prospectus supplements dated January 11, 2008, February 8, 2008, April 21, 2008, May 12, 2008 and July 16, 2008) relating to the resale from time to time of shares of our common stock that we may issue to holders named in the prospectus supplements dated January 11, 2008, February 8, 2008, April 21, 2008, May 12, 2008 and July 16, 2008 upon exchange of our 4.60% Exchangeable Senior Notes due 2027, or the notes, issued by Sunstone Hotel Partnership, LLC, our operating partnership.

This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus dated December 19, 2005 and the prospectus supplements dated January 11, 2008, February 8, 2008, April 21, 2008, May 12, 2008 and July 16, 2008, except to the extent that the information presented herein supersedes any information contained in those documents. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated December 19, 2005 and the prospectus supplements dated January 11, 2008, February 8, 2008, April 21, 2008, May 12, 2008 and July 16, 2008, including any amendments or supplements thereto.

Our common stock currently trades on the New York Stock Exchange under the symbol “SHO.” On August 18, 2008, the last reported sale price of our common stock was $14.07 per share. Shares of our common stock are subject to ownership and transfer limitations that must be applied to maintain our status as a real estate investment trust.

See the information under the heading “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which information is incorporated by reference into this prospectus supplement, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any other state or federal regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 19, 2008

EXCHANGE RATE ADJUSTMENT

On July 8, 2008, we accepted for purchase 7,374,179 shares of our common stock at a price of $17.50 per share pursuant to a tender offer expiring at 12:00 midnight, New York City time, on June 27, 2008, or the tender offer.

Upon the satisfaction of certain conditions, the notes are exchangeable into, at our option, either cash, shares of our common stock or a combination of cash and shares of our common stock. The initial exchange rate for the notes was 28.9855 shares of our common stock per $1,000 principal amount of notes. As a consequence of the consummation of the tender offer, pursuant to the terms of the indenture governing the notes, the exchange rate for the notes adjusted to 29.8137 shares of our common stock per $1,000 principal amount of notes, effective June 28, 2008.

Due to the above-described adjustment to the exchange rate of the notes, this prospectus supplement is being filed with the SEC to register an additional 207,050 shares of common stock and to amend the maximum number of shares of common stock that may be offered by the selling stockholders pursuant to the prospectus dated December 19, 2005 (as supplemented by the prospectus supplements dated January 11, 2008, February 8, 2008, April 21, 2008, May 12, 2008 and July 16, 2008 and as may be further amended and supplemented from time to time) from 7,246,375 to 7,453,425. Each reference to the number of shares of our common stock issuable upon exchange of the notes in the prospectus supplement dated January 11, 2008, and any amendments or supplements thereto filed prior to the date hereof, is accordingly amended to equal the product of (a) the quotient of (x) the principal amount of notes used to calculate such number of shares and (y) $1,000, and (b) the adjusted exchange rate, 29.8137.

207,050 Shares

Sunstone Hotel Investors, Inc.

Common Stock

Prospectus Supplement

August 19, 2008